Exhibit 99.1

Date:	May 22, 2012 3:00 p.m. EST
Contact:	Archie Brown, Jr. President and CEO
MainSource Financial Group, Inc.
812-663-6734

NEWS RELEASE

Second Quarter Dividend Declared

MainSource Financial Group — NASDAQ, MSFG

Greensburg, Indiana (NASDAQ:  MSFG) — MainSource Financial Group’s Board of Directors announced today that the Company declared a second quarter common dividend of $0.01 per share at its April 25, 2012 meeting.  The dividend is payable on June 15, 2012 to common shareholders of record as of June 5, 2012.

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcebank.com.

2105 N SR 3 Bypass, PO Box 2000, Greensburg, IN 47240  |  Phone 812-663-6734  |  MainSourceBank.com